EXHIBIT 23.4


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the inclusion of our report dated July 17, 2000 on the financial statements of GTE Wireless Incorporated and its land-based subsidiaries for each of the three years in the period ended December 31, 1999 and our report dated July 17, 2000 on the combined financial statements of Chicago SMSA Limited Partnership, Cybertel Cellular Telephone Company, Cybertel RSA Cellular Limited Partnership, and Illinois SMSA Limited Partnership for the nine months ended September 30, 1999 and to all references to our Firm included in this Registration Statement.


/s/ Arthur Andersen LLP

Atlanta, Georgia
August 22, 2000